Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------
                                  (Unaudited)
                                  -----------

                                                        Quarter     Nine Months
                                                      -------------------------
                                                       Ended September 30, 2000
                                                      -------------------------


Numerator:
Net income available to common shareholders...........  $ 219,144     $  94,462
                                                        =========     =========

Basic earnings per share
------------------------
Weighted average number of shares outstanding for
basic net income per share
Common stock..........................................  2,186,015     2,021,057
                                                        =========     =========
Net income per common share - basic...................      $ .10         $ .05
                                                            =====         =====

Diluted earnings per share
--------------------------
Weighted average number of shares outstanding for
diluted net income per share
Common stock .........................................  2,186,015     2,021,057
Effect of dilutive securities - stock options (1) ....    193,013       150,257
                                                        ---------     ---------
Weighted average number of shares outstanding for
diluted net income per share..........................  2,379,028     2,171,314
                                                        =========     =========
Net income per common share - diluted.................      $ .09         $ .04
                                                            =====         =====


(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.